MOBIL EXPECTS OVER ONE BILLION DOLLARS IN

               SAVINGS FROM NEW RESTRUCTURINGS

     FAIRFAX, VA, May 1 -- Mobil Corporation Chairman Lucio A. Noto announced today a major restructuring of the company's worldwide staff support services. Work processes will be streamlined to create efficiencies, which will lead to a reduction of about 4,000 people from Mobil's current 14,500 staff support employees worldwide. These changes and other associated improvements when fully implemented will lead to annual pre-tax savings of approximately $750 million compared to the 1994 levels, Mr. Noto said.

     In addition to reductions among the staff groups, Mobil will also eliminate 700 other positions in the U.S. downstream businesses.
Expense reductions from these and associated initiatives are expected to save an additional pre-tax $300 million annually, Mr. Noto reported.

     In anticipation of these restructurings, Mobil will take an approximate $300 million after-tax charge to earnings in the second quarter of this year.

     Both restructurings, which will reduce Mobil's worldwide regular workforce of 51,000 by approximately 4,700, are expected to be substantially completed by the end of the first quarter of l996. Savings are expected to begin in the first quarter of 1996 building to the indicated annualized levels by year end 1996. "We envision even more savings as the changes take effect and employees identify additional opportunities for efficiencies," Mr. Noto said.

     In the staff services restructuring, a small corporate center will support the Board of Directors and Executive Committee on matters of corporate governance and strategy. To support Mobil's operating businesses, most staff employees worldwide will be organized into shared services strategically located to reflect the geography of Mobil's businesses and to take advantage of economies of scale. Other staff employees will remain in the operating businesses. At this time, minimal relocation of employees is expected.

     Mr. Noto explained that today's announcement marks the completion of the first phase of the staff redesign project initiated by Mobil in October l994. During this phase, fifty Mobil people worked full time, along with many part time team members, to reengineer staff services. This process identified significant efficiencies which have led to the stated savings opportunities. Today marks the beginning of the second phase of the project. Over two hundred Mobil people in task forces around the world, with hundreds of others in part time support, will complete work on detailed design, roles, responsibilities, and final implementation.

     Mr. Noto said, "We are in a fiercely competitive business environment and changes in the way we run our business are essential to our future. Failure to change means failure to compete in the long term. These changes will strengthen our businesses, bring about improvements in the way we work, and position us to respond more quickly to the many opportunities available to us for growth. These are the kind of changes we need to achieve the vision that we have set for our corporation."
                                                            5/01/95